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Exhibit 23.2


Consent Of Geological Consultant




October 19, 2004


I hereby consent to the inclusion and reference of my report dated June 2004, entitled "Geology Report on the BA 1-5 Mineral Claims" in the Registration Statement on Form SB-2 filed by AAA Minerals Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed AAA Minerals Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in AAA Minerals Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.


/s/ Glen Macdonald
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Glen Macdonald
Professional Geologist